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                                                                   EXHIBIT 23.03


                         CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm as experts under the caption "Experts" in Amendment No. 1 to the Registration Statement on Form S-3 and related Prospectuses of Lehman Brothers Holdings Inc. (the "Company") and Lehman Brothers Holdings Capital Trust III, Lehman Brothers Holdings Capital Trust IV, Lehman Brothers Holdings Capital Trust V, and Lehman Brothers Holdings Capital Trust VI (collectively, the "LBH Trusts") for the registration of $25,000,000,000 of Common Stock of the Company, Debt Securities of the Company, Preferred Stock of the Company, Depositary Shares of the Company, Preferred Securities of the LBH Trusts, and Guarantees of Preferred Securities of the LBH Trusts and certain back-up obligations, and to the incorporation by reference therein of our report dated January 4, 2001 with respect to the consolidated financial statements and financial statement schedule of the Company included in its Annual Report on Form 10-K for the year ended November 30, 2000, filed with the Securities and Exchange Commission.





                                                          /s/ Ernst & Young LLP
                                                          ERNST & YOUNG LLP

New York, New York
June 5, 2001